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                                                                     EXHIBIT 3.1

                          BERKSHIRE INCOME REALTY, INC.

                  FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

        FIRST:        Berkshire Income Realty, Inc., a Maryland corporation (the
"CORPORATION"), desires to amend and restate its Charter as currently in effect and as hereinafter amended. Capitalized terms not defined when first used in these Articles of Amendment and Restatement are defined in Article 11.

        SECOND:       The following provisions are all the provisions of the
Charter as currently in effect and as hereinafter amended:

                                    ARTICLE 1

                                  INCORPORATOR

        The undersigned, James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                    ARTICLE 2

                                      NAME

        The name of the Corporation is Berkshire Income Realty, Inc.

                                    ARTICLE 3

                                     PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. Subject to and not in limitation of the authority of the preceding sentence, the Corporation intends to engage in business as a REIT.

                                    ARTICLE 4

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews

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& Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202. The
resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE 5

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 5.1 NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                                        George D. Krupp
                                        Randolph B. Hawthorne
                                        Robert M. Kaufman
                                        Richard B. Peiser
                                        David C. Quade

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors. The Corporation elects, at such time as such election becomes available under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

        Section 5.2 EXTRAORDINARY ACTIONS. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 5.3 AUTHORIZATION BY THE BOARD OF DIRECTORS OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

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        Section 5.4   PREEMPTIVE RIGHTS. Except as may be provided by the Board
of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        Section 5.5 INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a current or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of any other corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a current or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 5.6 DETERMINATIONS BY THE BOARD OF DIRECTORS. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and, as applicable, consistent with generally accepted accounting principles and the Code (including, without limitation, the requirements of the Code applicable to REITs and to the qualification of the Corporation as a REIT), and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; (e) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or (f) any other matter relating to the business and affairs of the Corporation.

        Section 5.7 REIT QUALIFICATION. The Corporation shall make a timely election to be a REIT and the Board of Directors shall use its commercially reasonable efforts to take such actions as are necessary or appropriate in its sole discretion to cause the Corporation to

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qualify as a REIT and to preserve the status of the Corporation as a REIT with respect to each taxable year of the Corporation commencing with the taxable year of the Corporation during which the Issue Date occurs; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke the Corporation's REIT election pursuant to section 856(g) of the Code. Subject to such approval that may be required by the MGCL with respect to charter amendments, the Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in
Article 7 is no longer required for REIT qualification.

        Section 5.8 REMOVAL OF DIRECTORS. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

        Section 5.9 ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, limited liability company, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such person or entity shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation). Notwithstanding the foregoing, so long as the Corporation intends to engage in business as a REIT, any such person or entity hired or retained to perform property management or related services for the Corporation, the Operating Partnership or any of their subsidiary entities shall not also serve as the "advisor" that is engaged by the Corporation to provide such advisory services to the Corporation, the Operating Partnership or any of their respective subsidiary entities.

        Section 5.10 SPECIFIC AUTHORIZATION. Without limiting the provisions of any other section of the Charter, the Board of Directors is expressly authorized to take such action as it deems reasonable in order that the Corporation will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, as amended.

                                    ARTICLE 6

                                      STOCK

        Section 6.1 AUTHORIZED SHARES. The Corporation has authority to issue 30,000,000 shares of stock, consisting of (a) 10,000,000 shares of Common Stock, $.01 par value per share ("COMMON STOCK"), of which 5,000,000 shares shall be designated as Class A Common

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Stock (the "CLASS A COMMON STOCK") and 5,000,000 shall be designated as Class B
Common Stock (the "CLASS B COMMON STOCK"), (b) 5,000,000 shares of Preferred Stock, $.01 par value per share ("PREFERRED STOCK"), of which 5,000,000 shares shall be designated as __% Series A Cumulative Redeemable Preferred Stock pursuant Section 6.7 hereof, and (c) 15,000,000 shares of excess stock, $.01 par value per share (the "EXCESS STOCK"), of which 5,000,000 shares shall be designated as Excess Class A Common Stock, 5,000,000 shares shall be designated as Excess Class B Common Stock and 5,000,000 shares shall be designated as Excess Series A Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $300,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article 6, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

        Section 6.2   COMMON STOCK.

            Section 6.2.1 CLASSIFICATION. The Board of Directors may classify any unissued shares of Common Stock and reclassify any previously classified but unissued shares of Common Stock of any class from time to time in one or more classes or series of stock.

            Section 6.2.2 VOTING RIGHTS. The Corporation shall not issue any shares of Class A Common Stock without the consent of the holders of a majority of the outstanding shares of Class B Common Stock. Subject to the provisions of
Article 7, each share of Class A Common Stock shall entitle the holder thereof to one vote and each share of Class B Common Stock shall entitle the holder thereof to ten votes. Except as otherwise required by law or otherwise provided with respect to shares of Preferred Stock outstanding at any time, the holders of Common Stock shall have the exclusive right and power to vote. No alteration of or change to the powers, preferences or special rights of the shares of Class B Common Stock, whether effected by merger, amendment or otherwise, shall be made without the consent of the holders of shares representing a majority of the outstanding shares of Class B Common Stock, voting as a single class, if such alteration or change would have an adverse effect on such holders.

            Section 6.2.3 DIVIDENDS AND DISTRIBUTIONS. Subject to the preferences applicable to shares of Preferred Stock outstanding at any time, the holders of outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be authorized thereon by the Board of Directors and declared by the Corporation from time to time out of assets or funds of the Corporation legally available therefor. Shares of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, property or shares of stock of the Corporation.

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Except as otherwise provided in the immediately following sentence, no dividend in cash, property or shares of stock of the Corporation may be declared and paid on any shares of Common Stock unless a dividend of the same character (i.e., cash, property or shares of stock of the Corporation) is simultaneously declared and paid on all shares of Common Stock. In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock, including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of both Class A Common Stock and Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.

            Section 6.2.4 LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of each class or series of Common Stock, treated as a single class.

            Section 6.2.5 OPTIONAL CONVERSION OF CLASS B COMMON STOCK. The holders of shares of Class B Common Stock shall have the right, at their option, to convert any or all of such shares into shares of Class A Common Stock on the terms and conditions contained in this Section 6.2.5.

                      (a) Each share of Class B Common Stock shall be convertible, at any time, at the office of any transfer agent for Class A Common Stock, and at such other place or places, if any, as the Board of Directors may determine, into one fully paid and nonassessable share of Class A Common Stock, upon surrender at such office or other place of the shares of Class B Common Stock to be so converted.

                      (b) Shares of Class B Common Stock shall be deemed to have been converted and the person converting the same shall become a holder of Class A Common Stock for the purpose of receiving dividends and for all other purposes whatsoever as of the date when the shares of Class B Common Stock to be converted are surrendered to the Corporation as provided in paragraph (e) of this Section 6.2.5.

                      (c) A number of shares of Class A Common Stock sufficient to provide for the conversion of all shares of Class B Common Stock outstanding shall at all times be reserved by the Corporation for the exercise of the conversion rights of the holders of the shares of Class B Common Stock.

                      (d) If the Corporation shall issue shares of Class A Common Stock to the holders of Class A Common Stock as a stock dividend or stock split, or if the Corporation reduces the number of outstanding shares of Class A Common Stock in a reverse stock split or stock combination, the number of shares of Class A Common Stock issuable upon conversion of a share of Class B Common Stock shall be adjusted such that the holder of the shares of Class B Common Stock converting such shares of Class B Common Stock into shares

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of Class A Common Stock shall receive the proportionate number of shares of
Class A Common Stock that such holder would have received if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Class A Common Stock, as the case may be. If the Corporation shall issue shares of Class B Common Stock to the holders of Class B Common Stock in a reverse stock split or stock combination, then the number of shares of Class A Common Stock shall be adjusted such that the holder of the shares of Class B Common Stock converting such shares of Class B Common Stock into shares of Class A Common Stock shall receive the proportionate number of shares of Class A Common Stock that such holder would have received if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Class B Common Stock, as the case may be. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then the amount of such security issuable upon conversion of a share of Class B Common Stock shall be determined such that the holder of the shares of Class B Common Stock converting such shares of Class B Common Stock into such other security shall receive the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends (other than stock dividends) shall be made upon the conversion of any share of Class B Common Stock; PROVIDED, that if a share of Class B Common Stock shall be converted after the record date for the payment of a dividend (other than stock dividends) or other distribution on shares of Class B Common Stock but prior to such payment, then the holder of such share at the close of business on such record date shall be entitled to receive the dividend (other than stock dividends) or other distribution payable on such share on such date notwithstanding the conversion thereof.

                      (e) Before any holder of shares of Class B Common Stock shall be entitled to convert such shares into shares of Class A Common Stock, such holder must surrender a certificate or certificates for such shares of Class B Common Stock (if such Class B Common Stock shall be certificated) to the Corporation at the office of a transfer agent for the Class A Common Stock, or at such other place or places, if any, as the Board of Directors may determine, duly endorsed or accompanied by duly executed instruments of transfer, and shall give written notice to the Corporation at such office or place that the holder elects so to convert the shares of Class B Common Stock so surrendered. Unless the shares of Class A Common Stock are to be issued in the name of the registered owner of the shares so surrendered, the holder shall state in writing the name or names in which the holder wishes the shares of Class A Common Stock to be issued, and shall furnish all requisite stock transfer and stock issuance stamps, or funds therefor. As soon as practicable after such surrender of shares of Class B Common Stock, accompanied by the written notice above prescribed, the Corporation shall issue and deliver, at the office or place at which such certificates were surrendered and such notice was delivered, to the person for whose account shares of Class B Common Stock were so surrendered, or to such holder's assignee or assignees, the number of whole shares of Class A Common Stock to which the holder shall be entitled.

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                      (f)     The shares of Class B Common Stock converted into
shares of Class A Common Stock as provided in this Section 6.2.5 shall have the status of authorized but unissued shares of Common Stock.

        Section 6.3 PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

        Section 6.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article 7 and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders of different classes or series, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

        Section 6.5 CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

        Section 6.6 RIGHTS OF OBJECTING STOCKHOLDERS. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the entire Board, shall determine that such rights shall apply to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of shares of stock of the Corporation would otherwise be entitled to exercise such rights.

        Section 6.7   SERIES A PREFERRED STOCK.

            Section 6.7.1 NUMBER OF SHARES AND DESIGNATION. 5,000,000 shares of Preferred Stock shall be designated as __% Series A Cumulative Redeemable Preferred Stock (the "SERIES A PREFERRED STOCK"), subject, however, to increase or decrease upon further action of the Board of Directors in the future as permitted by the Charter and applicable law.

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            Section 6.7.2     DIVIDENDS.

                      (a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors out of assets legally available for that purpose, Cumulative Dividends in cash at the annual rate of ___% of the liquidation preference as set forth in Section 6.7.3 hereof. Such dividends shall be payable quarterly in arrears, on or before February 15th, May 15th, August 15th and November 15th (each a "DIVIDEND PAYMENT DATE") to holders of record as they appear on the stock records of the Corporation at the close of business on such date, which, as long as the Series A Preferred Stock remains in book-entry form, will be one Business Day prior to the relevant Dividend Payment Date (the "DIVIDEND RECORD DATE"). In the event that the Series A Preferred Stock does not continue to remain in book-entry form, the Board of Directors has the right to fix a Dividend Record Date, which will not be more than one Business Day prior to the Dividend Payment Date. The amount of dividends payable on any Dividend Payment Date will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly period for which dividends are computed, the amount of the dividend payable will be computed on the basis of the actual number of days elapsed in such 30-day month. Such dividends shall be cumulative from the Issue Date, whether or not such dividends shall be authorized or there shall be assets of the Corporation legally available for the payment of such dividends. If the Dividend Payment Date is not on a Business Day, the payment of such dividends shall be made on the next succeeding day that is a Business Day. The amount of Cumulative Dividends on any share of Series A Preferred Stock, or fraction thereof, at any date shall be the amount of any dividends thereon calculated at the applicable rate to and including such date, whether or not earned or authorized, which has not been paid.

                      (b) Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Cumulative Dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                      (c) So long as any of the shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be authorized or paid or set apart for payment by the Corporation or other distribution of cash or other property authorized or made directly or indirectly by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock or Parity Stock in respect thereof, directly or indirectly, by the Corporation unless in each case the full Cumulative Dividends on all outstanding shares of Series A Preferred Stock and any

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other Parity Stock of the Corporation shall have been paid or such dividends have been authorized and set apart for payment with respect to the Series A Preferred Stock and any such Parity Stock.

            Section 6.7.3     LIQUIDATION PREFERENCE.

                      (a) In the event of any liquidation, dissolution, winding up or termination of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of Junior Stock, the Corporation shall pay to the holders of shares of Series A Preferred Stock an amount equal to $25 per share of Series A Preferred Stock (which is the "liquidation preference" referred to in Section 6.7.2(a)) plus an amount equal to all Cumulative Dividends (whether or not earned or authorized) to the date of final distribution to such holders; and such holders shall not be entitled to any further payment. Until the holders of the Series A Preferred Stock and holders of Parity Stock have been paid this liquidation preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution, winding up or termination of the Corporation. If, upon any liquidation, dissolution, winding up or termination of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full this liquidation preference and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 6.7.3, (i) a consolidation or merger of the Corporation with or into one or more entities or (ii) a sale, lease or conveyance of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution, winding up or termination, voluntary or involuntary, of the Corporation.

                      (b) Subject to the rights of the holders of any shares of Parity Stock, upon any liquidation, dissolution, winding up or termination of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock and any Parity Stock, as provided in this Section 6.7.3, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

                      (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

            Section 6.7.4     REDEMPTION AT THE OPTION OF THE CORPORATION.

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                      (a)     Except as provided in Section 6.7.4(b), shares of
Series A Preferred Stock shall not be redeemable by the Corporation prior to February 15, 2010. On or after such date, the Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole or in part, at any time out of assets legally available therefor at a redemption price payable in cash equal to $25 per share of Series A Preferred Stock (plus an amount equal to all Cumulative Dividends, if any, to the Call Date, whether or not earned or authorized) (the "REDEMPTION PRICE").

                      (b) If, at any time, a Tax Event or Investment Company Act Event shall occur and be continuing, the Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole but not in part, out of assets legally available therefor at the Redemption Price. However, if at such time there is available to the Corporation the opportunity to eliminate, within a 90-day period, the Tax Event or the Investment Company Act Event, as the case may be, by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which in the sole judgment of the Corporation has or will cause no adverse effect on the Corporation or the holders of the Series A Preferred Stock and will involve no material cost to the Corporation, the Corporation shall pursue such measure instead of redeeming the Series A Preferred Stock, and the Corporation will have no right to redeem the Series A Preferred Stock while it is pursuing such ministerial action. The Corporation may redeem the Series A Preferred Stock as provided under this paragraph (b) within 90 days following the occurrence of the Tax Event or Investment Company Act Event, which 90 day period shall be subject to extension for the number of days that such ministerial actions are being pursued.

                      (c) Shares of Series A Preferred Stock being redeemed under paragraphs (a) or (b) of this Section 6.7.4 shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (e) of this Section 6.7.4 (the "CALL DATE"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation. If the Call Date does not fall on a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid, distributions on such Series A Preferred Stock will continue to accrue, from the Call Date to the date of payment, in which case the actual payment date will be used for purposes of calculating the portion of the Redemption Price consisting of Cumulative Dividends. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series A Preferred Stock called for redemption.

                      (d) If full Cumulative Dividends on all outstanding shares of Series A Preferred Stock have not been paid or authorized and set apart for payment, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

                      (e) If the Corporation shall redeem shares of Series A Preferred Stock pursuant to paragraphs (a) or (b) of this Section 6.7.4, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation not less than 30 days nor more than 60 days prior to the Call Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series A Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) the place or places at which certificates for such shares (if certificated) are to be surrendered for payment; (5) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) that the payment of the Redemption Price will be made upon presentation and surrender of such shares of Series A Preferred Stock (if certificated). Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the amount of cash necessary to effect such redemption, including all Cumulative Dividends to the Call Date, whether or not earned or authorized), (i) except as otherwise provided herein, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series A Preferred Stock called for redemption (except that, in the case of a Call Date after a Dividend Record Date and prior to the related Dividend Payment Date, holders of Series A Preferred Stock on the Dividend Record Date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender thereof and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date by 12:00 noon New York City time, the Corporation shall deposit with its paying agent (which may be the Corporation), such amount of cash as is necessary for such redemption with irrevocable instructions that such cash be applied to the redemption of the shares of Series A Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

            As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares (if certificated) so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Series A Preferred Stock are redeemed and such shares are represented by a certificate, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

            Section 6.7.5 STATUS OF SHARES. All shares of Series A Preferred Stock which shall have been issued and redeemed, converted or reacquired in any manner by the Corporation shall be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series.

            Section 6.7.6 RANKING. Any other class or series of stock of the Corporation shall be deemed to rank:

                      (a) senior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution, winding up or termination, if the holders thereof shall be entitled, by the terms of such stock, to receipt of dividends or of amounts distributable upon liquidation, dissolution, winding up or termination, as the case may be, in preference or priority to the holders of Series A Preferred Stock ("SENIOR STOCK");

                      (b) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, winding up or termination, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class or series of stock, by the terms of such stock, and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, winding up or termination in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY STOCK"); or

                      (c) junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution, winding up or termination, if such class or series shall be Common Stock or if, by the terms of such class or series of stock, the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution, winding up or termination, as the case may be, in preference or priority to the holders of shares of such class or series ("JUNIOR STOCK").

            Section 6.7.7     VOTING RIGHTS.

                      (a) The holders of Series A Preferred Stock shall not have any voting rights except as set forth below.

                      (b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive quarterly periods (a "DIVIDEND DEFAULT"), the holders of such shares of Series A Preferred Stock (voting separately as a class with all other classes of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled, by the vote of holders of Series A Preferred Stock and such other classes of preferred stock with like voting rights representing a majority in aggregate liquidation amount of such outstanding preferred stock, to elect a total of two additional directors of the Corporation (who need not be officers or employees or Affiliates of the Corporation and who shall have the same rights, powers and privileges as regular members of the Board of Directors, except as described below) (the "PREFERRED DIRECTORS"). Not later than 30 days after such right to elect Preferred Directors arises, the Board of Directors shall convene a meeting for the purpose of electing the Preferred Directors. If the Board of Directors fails to do so within such 30-day period, a special meeting called by the holders of record of at least 10% in aggregate liquidation amount of such outstanding Series A Preferred Stock and such other classes of preferred stock with like voting rights will be entitled to convene the meeting. The provisions of this Charter and the Bylaws relating to convening and conduct of the meetings will apply with respect to any such meeting. If, at any such meeting, holders of less than a majority in aggregate liquidation amount of preferred stock of all series entitled to vote for the election of Preferred Directors vote for such election, no Preferred Directors shall be elected. During the term of the Preferred Directors, the Board of Directors shall not be permitted to increase the number of directors, except to add the Preferred Directors. One of the Preferred Directors, at such Preferred Director's request, shall be appointed as an additional member of the audit committee of the Board of Directors, if the director otherwise qualifies as an independent director (as determined in accordance with Section 3.2 of the Bylaws). Any Preferred Director may be removed with or without cause at any time by the vote of the holders of a majority in liquidation amount of each series of preferred stock upon which like voting rights have been conferred and are then exercisable as a single class. The holders of 10% in liquidation amount shall be entitled to convene a meeting for the purpose of removing a Preferred Director. If and when all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, the holders of such shares of Series A Preferred Stock shall be divested of the voting rights set forth in paragraph (b) of this Section 6.7.7 (subject to revesting in the event of each and every Dividend Default) and, if all dividends accumulated on all other classes of preferred stock upon which like voting rights have been conferred and are exercisable for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, the term of office of each Preferred Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of directors by two.

                      (c) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter or required by the MGCL, the affirmative vote of holders of the Series A Preferred Stock representing at least two-thirds in liquidation amount of the outstanding Series A Preferred Stock shall be necessary for (i) the authorization or creation of, or any increase in the authorized amount of, any class or series of Senior Stock or (ii) effecting or validating any amendment, modification or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Charter (including the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock) that materially and adversely affects the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock. Notwithstanding the foregoing, any amendment of the provisions of the Charter so as to (A) authorize, create or increase the number of authorized shares of any class or series of Parity Stock or Junior Stock or (B) decrease the number of authorized shares of Series A Preferred Stock, but not below the number of shares of Series A Preferred Stock of the series then outstanding, shall not be deemed to materially and adversely affect the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock. Notwithstanding the foregoing, no vote or consent of the holders of the Series A Preferred Stock will be required for the Corporation to redeem and cancel preferred stock of any series.

            No vote or consent of the holders of the Series A Preferred Stock will be required for the authorization or creation, or any increase in the authorized amount, of any class or series of Parity Stock or Junior Stock.

            For purposes of the foregoing provisions of this paragraph (c), each share of Series A Preferred Stock shall have one vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $25 of stated liquidation preference, and fractional votes shall be ignored.

            Any required approval or direction of holders of Series A Preferred Stock may be given at separate meetings of holders of Series A Preferred Stock convened for such purpose, at a meeting of all of the holders of the Series A Preferred Stock or pursuant to written consent. The Corporation will cause a notice of any meeting at which holders of Series A Preferred Stock are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series A Preferred Stock. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and
(iii) instructions for the delivery of proxies or consents.

                      (d)     Nothing contained in paragraph (c) of this Section
6.7.7 shall require a vote of the holders of the Series A Preferred Stock in connection with any merger or consolidation or transfer or lease of substantially all of the Corporation's assets as an entirety to any entity if such event does not materially and adversely affect the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series A Preferred Stock (including any Successor Securities).

            Section 6.7.8 SEVERABILITY OF PROVISIONS. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

                                    ARTICLE 7

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER
                           OF SHARES OF CAPITAL STOCK

        Section 7.1   CAPITAL STOCK.

            Section 7.1.1     RESTRICTION ON OWNERSHIP AND TRANSFERS.

                      (a) Except as provided in Section 7.1.8, (i) from the Issue Date and prior to the Restriction Termination Date, no Person (or Persons in the aggregate, in the case of the Initial Class B Parties) shall Beneficially Own shares of Capital Stock in excess of the applicable Ownership Limit.

                      (b) Except as provided in Section 7.1.8 (and subject to Section 7.3), from the Issue Date and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of one or more transactions entered into through the facilities of the AMEX) that, if effective, would result in any Person (or Persons, in the case of the Initial Class B Parties) Beneficially Owning shares of Capital Stock in excess of the applicable Ownership Limit shall be void AB INITIO as to the Transfer of that number of shares of Capital Stock which would be otherwise Beneficially Owned by such Person or Persons, as applicable, in excess of the applicable Ownership Limit, and the intended transferee or transferees shall acquire no rights in such shares of Capital Stock.

                      (c) Subject to Section 7.3, from the Issue Date and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of one or more transactions entered into through the facilities of the AMEX) that, if effective, would result in the Capital Stock being actually owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of that number of shares of Capital Stock which would be otherwise owned (determined without reference to any rules of attribution) by the transferee and the intended transferee shall acquire no rights in such shares of Capital Stock.

                      (d) Subject to Section 7.3, from the Issue Date and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of one or more transactions entered into through the facilities of the AMEX) that, if effective, would cause the Corporation to fail to qualify as a REIT by reason of being "closely held" within the meaning of section 856(h) of the Code shall be void AB INITIO as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to be "closely held" within the meaning of section 856(h) of the Code, and the intended transferee or transferees shall acquire no rights in such shares of Capital Stock.

                      (e) Subject to Section 7.3, from the Issue Date and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of one or more transactions entered into through the facilities of the AMEX) that, if effective, would (i) cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Corporation, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships, joint ventures and limited liability companies) of the Corporation or the Operating Partnership (each, a "SUBSIDIARY"), within the meaning of section 856(d)(2)(B) of the Code or (ii) otherwise, directly or indirectly, cause the Corporation to fail to qualify as a REIT, shall be void AB INITIO as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or any Subsidiary's real property, within the meaning of section 856(d)(2)(B) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT, and the intended transferee or transferees shall acquire no rights in such shares of Capital Stock.

            Section 7.1.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a purported Transfer or other event has taken place in violation of Section 7.1.1 (whether or not such violation is intended), or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Article 7, the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, demanding the repayment of any distributions received in respect of shares of Capital Stock purportedly acquired in violation of Section
7.1.1 or instituting proceedings to enjoin or rescind such purported Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial or Constructive Ownership) in violation of Section 7.1.1, regardless of any action (or non-action) by the Board of Directors or such committee, (i) shall be void AB INITIO and (ii) shall automatically result in the exchange described in Section 7.1.3.

            Section 7.1.3     CONVERSION INTO EXCESS STOCK.

                      (a) If, notwithstanding the other provisions contained in this Article 7, there is a purported Transfer (whether or not such Transfer is the result of one or more transactions entered into through the facilities of the AMEX) or other change in the capital structure of the Corporation or other event such that any Person (or Persons, in the case of the

Initial Class B Parties) would Beneficially Own shares of Capital Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in
Section 7.1.8, such shares of Capital Stock (rounded up to the next whole number of shares) in excess of the applicable Ownership Limit, shall be automatically converted into an equal number of shares of Excess Class A Common Stock, Excess Class B Common Stock or Excess Series A Preferred Stock, as the case may be, having identical terms except as set forth in this Article 7. Such conversion shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or change in capital structure or other event.

                      (b) If, notwithstanding the other provisions contained in this Article 7, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the AMEX) or other change in the capital structure of the Corporation or other event that, if effective, would result in a violation of any of the restrictions contained in Section 7.1.1(c), (d) or (e) or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT, then the shares of Capital Stock (rounded up to the next whole number of shares) purportedly being Transferred or which are otherwise affected by the change in the capital structure of the Corporation or other event and which would result in such violation or otherwise would cause the Corporation to fail to qualify as a REIT shall be automatically converted into an equal number of shares of Excess Class A Common Stock, Excess Class B Common Stock or Excess Series A Preferred Stock, as the case may be, having identical terms except as set forth in this Article
7. Such conversion shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or change in capital structure or other event.

            Section 7.1.4 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire shares of Capital Stock in violation of Section 7.1.1, or any Person who is a transferee such that Excess Stock results under
Section 7.1.3, shall immediately give written notice to the Corporation or, in the case of a proposed or attempted Transfer or acquisition, shall give at least 15 days prior written notice to the Corporation, of such event and shall promptly provide to the Corporation such other information as the Corporation in its sole discretion may request in order to determine the effect, if any, of such Transfer or proposed or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

            Section 7.1.5     OWNERS REQUIRED TO PROVIDE INFORMATION.

        Prior to the Restriction Termination Date:

                      (a) Every record and Beneficial Owner of more than 5% (or such other percentage determined pursuant to regulations under the Code or as may be requested by the Board of Directors in its sole discretion) of the outstanding shares of any class or series of Capital Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of each class or series of Capital Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Capital Stock shall, promptly after demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial or Constructive Ownership of the Capital Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT, and (ii) ensure compliance with the Ownership Limit. Each stockholder of record, including without limitation any Person who holds shares of Capital Stock on behalf of a Beneficial or Constructive Owner, shall take all reasonable steps to obtain the written notice described in this paragraph.

                      (b) Each Person who is a Beneficial or Constructive Owner of shares of any class or series of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial or Constructive Owner, and any proposed transferee of shares of Capital Stock, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the Ownership Limit and other restrictions set forth in this Article 7, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of any class or series of Capital Stock Beneficially or Constructively Owned by such stockholder or proposed transferee and any related Persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

            Section 7.1.6 REMEDIES NOT LIMITED. Nothing contained in Article 6 or this Article 7 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 7.3) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT, and (ii) to ensure compliance with the Ownership Limit and other restrictions set forth in this Article 7.

            Section 7.1.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Article 7, including any definition contained in this Article or in Article 11, the Board of Directors shall have the power to determine the application of the provisions of Article 7 with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

            Section 7.1.8     EXCEPTION.

                      (a) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertakings acceptable to it, may waive the application, in whole or in part, of the applicable Ownership Limit to a Person or Persons (other than any individual, as such term is defined pursuant to section 542(a)(2) of the Code) subject to such Ownership Limit, if a Transfer of shares of Capital Stock or other applicable event to which the Ownership Limit applies does not or will not cause any of the Corporation, Krupp Government Income Trust, a Massachusetts business trust, or Krupp Government Income Trust II, a Massachusetts business trust, to violate the "closely held" provisions of section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a

REIT. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person or Persons and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer or other event on the Corporation's status as a REIT. Notwithstanding the foregoing, the Board of Directors will not waive the application of clause (ii) of the definition of Ownership Limit during such time as either of the Corporation or the Operating Partnership Beneficially Owns more than 9.8% of the outstanding shares of beneficial interest in Krupp Government Income Trust or Krupp Government Income Trust II.

                      (b) For a period of 90 days following the purchase of Capital Stock by an underwriter that (i) is a corporation, limited liability company, partnership or other entity and (ii) participates in an offering of the Capital Stock, such underwriter shall not be subject to the application of clause (i) of the definition of Ownership Limit with respect to the Capital Stock purchased by it as part of or in connection with such offering and with respect to any Capital Stock purchased in connection with market making activities, provided that the restrictions contained in Section 7.1.1 will not be violated following the distribution by such underwriter of such shares.

            Section 7.1.9 NOTICE TO STOCKHOLDERS. Upon issuance or transfer of shares of Capital Stock, the Corporation shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

                              "The shares issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Corporation's status as a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise provided pursuant to the charter of the Corporation, (i) no Person other than KRF Company, L.L.C. and certain related Persons may Beneficially Own shares of Capital Stock of the Corporation in excess of 4.9% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of any class or series of the outstanding shares; (ii) KRF Company, L.L.C. and certain related Persons may Beneficially Own all of the shares of Class B Common Stock of the Corporation but may not Beneficially Own any other shares of Capital Stock of the Corporation in excess of the percentages set forth in the charter of the Corporation;
                              (iii) no Person may own shares if such
                              ownership would result in the Capital Stock of the Corporation being owned by less than 100 Persons; (iv) no Person may Beneficially Own shares of any class or series of Capital Stock of the Corporation which would result in the Corporation being "closely held" under
                              Section 856(h) of the Code; and (v) no Person may Beneficially or Constructively Own shares of any class or series of Capital Stock of the Corporation that would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of section 856(d)(2)(B) of the Code or which otherwise would cause the Corporation to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who acquires or attempts to acquire Beneficial or Constructive Ownership of shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Excess Stock as a transferee of shares resulting in the conversion of shares into Excess Stock (as described below) immediately must notify the Corporation. Any Transfer or acquisition of shares or other event which results in a violation of the ownership or transfer limitations set forth in the Corporation's charter shall be void AB INITIO and the intended transferee shall acquire no rights in such shares. If the transfer and ownership limitations referred to herein are violated, the shares issued or transferred automatically will be converted into Excess Stock to the extent of violation of such limitations, and such Excess Stock will be held in trust by a trustee appointed by the Corporation, all as provided by the charter of the Corporation. All defined terms used in this legend have the meanings identified in the Corporation's charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.

            Section 7.1.10 SEVERABILITY. If any provision of this Article 7 or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

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            Section 7.1.11    BOARD OF DIRECTORS' DISCRETION. Anything in this
Charter to the contrary notwithstanding, and subject to such approval that may be required by the MGCL with respect to charter amendments, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing any applicable Ownership Limit in the event of a change in law.

        Section 7.2 EXCESS STOCK. The following is a description of the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Excess Stock of the Corporation:

            Section 7.2.1 OWNERSHIP IN TRUST. Upon any purported Transfer, change in the capital structure of the Corporation, purported change in Beneficial or Constructive Ownership or other event that results in Excess Stock pursuant to Section 7.1.3, such Excess Stock shall be deemed to have been transferred to a Person who is unaffiliated with each of the Corporation, each Purported Beneficial Transferee, and each Purported Record Transferee as trustee of a Trust for the exclusive benefit of one or more organizations described in section 170(c)(2) and 501(c)(3) of the Code (the "CHARITABLE BENEFICIARY" or "CHARITABLE BENEFICIARIES"), as shall be designated by resolution of the Board of Directors. At all times at least one Charitable Beneficiary shall be designated by the Board of Directors. Where a Transfer or other event results in an automatic conversion of shares of more than one class into Excess Stock, then separate Trusts shall be deemed to have been established for the Excess Stock attributable to the shares of each such class. Shares of Excess Stock held in a Trust for the exclusive benefit of the Charitable Beneficiary shall be issued and outstanding shares of Capital Stock. The Purported Record Transferee and the Purported Beneficial Transferee shall have no rights in the shares of Excess Stock except the right to receive an amount for its interest in the shares of Capital Stock which were converted into Excess Stock upon the terms specified in
Section 7.2.3 or 7.2.5, as applicable.

            Section 7.2.2 DISTRIBUTION RIGHTS. Shares of Excess Stock shall be entitled to dividends and distributions as if such shares of Excess Stock were shares of the applicable class or series of Common Stock or Preferred Stock provided that the dividends and distributions shall be paid to the Trustee to be held in trust for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand or, at the Corporation's sole election, shall be offset against any future dividends or distributions payable on the shares. Any dividends so disgorged shall be paid over to the Trust for the exclusive benefit of the Charitable Beneficiary.

            Section 7.2.3     RIGHTS UPON LIQUIDATION.

                      (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation, each holder of shares of Excess Stock resulting from the conversion of shares of Capital Stock of any class or series into shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Excess Stock resulting from the conversion of shares of Capital Stock of such class or series into shares of Excess Stock and each holder of shares of Capital Stock of such class or series, that portion of the remaining assets of the Corporation as are due to the holders of shares of Preferred Stock of such series or available for distribution to the holders of shares of Common Stock of such class, as applicable.

                      (b) The Trustee shall distribute to the Purported Record Transferee or purported record holder of the shares the amounts received upon such liquidation, dissolution, winding up or distribution, provided that the Purported Record Transferee or purported record holder of the shares shall not be entitled to receive amounts pursuant to this Section 7.2.3 in excess of the price per share in the transaction that created such shares of Excess Stock (or, in the case of a gift or devise, the Market Price per share on the date of such purported transfer) less the amount of any distributions received by the Purported Record Transferee or purported record holder of the shares and not repaid or offset against future distributions pursuant to Section 7.2.2. Any remaining amounts shall be distributed to the Charitable Beneficiary.

            Section 7.2.4 VOTING RIGHTS. Subject to Maryland law, effective as of the date that Capital Stock is converted into Excess Stock pursuant to
Section 7.1.3, the holders of Capital Stock that has been converted into Excess Stock shall not be entitled to vote such Capital Stock on any matter, and, if such Capital Stock has voting rights, all votes cast with respect to shares of Excess Stock into which such Capital Stock has been converted shall be voted in accordance with the direction of the Trustee of the Trust acting for the exclusive benefit of the Charitable Beneficiary. Any vote taken with respect to shares of Capital Stock prior to the discovery by the Corporation that the shares have been converted into Excess Stock shall, subject to applicable law, be rescinded and be void AB INITIO and be recast by the Trustee, in its sole and absolute discretion, provided that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Purported Record Transferee or purported record holder of the shares shall be deemed to have given, as of the date of the conversion of such shares into shares of Excess Stock pursuant to Section 7.1.3, an irrevocable proxy to the Trustee to vote the shares of Excess Stock in the manner in which the Trustee, in its sole and absolute discretion, desires.

            Section 7.2.5     SALES OF EXCESS STOCK.

                      (a) Excess Stock shall not be transferable. However, for purposes of sales by the Trustee as set forth herein, the Trustee shall designate a permitted transferee of the shares of Capital Stock represented by such Excess Stock provided that the transferee (i) purchases such shares for valuable consideration and (ii) acquires such shares without such acquisition resulting in a violation of Section 7.1.1 or another automatic conversion of shares of Capital Stock into Excess Stock. If the Corporation does not purchase the Excess Stock, the Trustee shall (i) sell that number of shares represented by such Excess Stock to the permitted transferee, (ii) cause to be recorded on the books of the Corporation that the permitted transferee is the holder of record of such number of shares and (iii) cause the Excess Stock to be cancelled.

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

                      (b) In the event of a sale by the Trustee of the shares represented by such Excess Stock, the Purported Record Transferee or purported record holder of such shares shall receive from the Trustee a per share price equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a gift or devise, the Market Price per share on the date of such purported transfer) and (ii) the price per share received by the Trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to such Person within five Business Days after the closing of such sale transaction.

                      (c) All Excess Stock will be deemed to have been offered for sale to the Corporation, or its designee, and the Corporation will have the right to accept such offer for a period of 20 days after the later of
(i) the date of the purported Transfer or acquisition or change in the capital structure of the Corporation or other event which resulted in such Excess Stock and (ii) the date the Corporation determines in good faith that a purported Transfer or acquisition or change in the capital structure of the Corporation or other event resulting in such Excess Stock occurred, if the Corporation does not receive a notice pursuant to Section 7.1.4. If the Corporation accepts the offer to purchase such Excess Stock, the purchase price per share shall be equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a gift or devise, the Market Price per share on the date of such purported transfer) and (ii) the Market Price on the date the Corporation or its designee, accepts such offer.

                      (d) Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee or purported record holder of the shares shall be distributed to the Charitable Beneficiary.

            Section 7.2.6 AUTHORIZATION. At such time as the Board of Directors authorizes a class or series of Common or Preferred Stock pursuant to
Section 6.2.1 or 6.4, the Board of Directors shall also authorize a series of Excess Stock consisting of the number of shares included in the class or series of Common or Preferred Stock and having preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption identical thereto, except to the extent that this Article 7 requires different terms. In such event, any appropriate correlative modification in all defined terms shall be deemed to have been made.

        Section 7.3 SETTLEMENT. Nothing in this Article 7 shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the AMEX. The fact that the settlement of any transaction occurs shall not negate the effect of any provisions of this Article 7, and any transferee in such a transaction shall be subject to all of the provisions and limitations of this Article.

                                    ARTICLE 8

                                   AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or

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

contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

                                    ARTICLE 9

                             LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article 9, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                   ARTICLE 10

                                  GOVERNING LAW

        This Charter shall be governed in accordance with the laws of the State of Maryland.

                                   ARTICLE 11

                                   DEFINITIONS

        As used in this Charter, the following terms shall have the meanings indicated:

        "AFFILIATE" of a person shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

        "AMEX" shall mean The American Stock Exchange, Inc.

        "BENEFICIAL OWNERSHIP" shall mean, with respect to any Person, ownership of shares of a class of Common Stock or a series of Preferred Stock equal to the sum of (i) the number of shares of such class of Common Stock or such series of Preferred Stock directly owned by such Person and (ii) the number of shares of such class of Common Stock or such series of Preferred Stock indirectly owned by such Person, taking into account the constructive ownership rules of section 544 of the Code, as modified by section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

        "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities as permitted by law.

        "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Boston, Massachusetts are authorized or required by law, regulation or executive order to close.

        "BYLAWS" shall mean the bylaws of the Corporation.

        "CALL DATE" has the meaning given it in Section 6.7.4.

        "CAPITAL STOCK" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

        "CHARITABLE BENEFICIARY" shall mean the beneficiary of the Trust as determined pursuant to Section 7.2.1.

        "CHARTER" shall mean the charter of the Corporation, as that term is defined in the MGCL.

        "CLASS A COMMON STOCK" has the meaning given it in Section 6.1.

        "CLASS B COMMON STOCK" has the meaning given it in Section 6.1.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

        "COMMON STOCK" has the meaning given it in Section 6.1.

        "CONSTRUCTIVE OWNERSHIP" shall mean, with respect to any Person, ownership of shares of Capital Stock equal to the sum of (i) the number of shares of Capital Stock directly owned by such Person and (ii) the number of shares of Capital Stock indirectly owned by such Person, taking into account the constructive ownership rules of section 318 of the Code, as modified by section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," "Constructively Own" and "Constructively Owned" shall have the correlative meanings.

        "CORPORATION" shall mean Berkshire Income Realty, Inc., a Maryland corporation, and any successor entity.

        "CUMULATIVE DIVIDENDS" shall mean all accumulated, accrued and unpaid dividends.

        "DIVIDEND PAYMENT DATE" has the meaning given it in Section 6.7.2.

        "DIVIDEND RECORD DATE" has the meaning given it in Section 6.7.2.

        "EQUITY SECURITY" shall have the meaning ascribed to it in the Exchange Act and the rules and regulations thereunder (and any successor laws, rules and regulations of similar import.)

        "EXCESS CLASS A COMMON STOCK" shall mean Excess Stock into which, under
Section 7.1.3, Class A Common Stock would automatically convert upon a Transfer of Class A Common Stock in violation of Section 7.1.1.

        "EXCESS CLASS B COMMON STOCK" shall mean Excess Stock into which, under
Section 7.1.3, Class B Common Stock would automatically convert upon a Transfer of Class B Common Stock in violation of Section 7.1.1.

        "EXCESS SERIES A PREFERRED STOCK" shall mean Excess Stock into which, under Section 7.1.3, Series A Preferred Stock would automatically convert upon a Transfer of Series A Preferred Stock in violation of Section 7.1.1.

        "EXCESS STOCK" has the meaning given it in Section 6.1.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "EXCHANGE PERCENTAGE" shall mean, with respect to the outstanding shares of Series A Preferred Stock, that percentage equal to (i) the number of shares of Series A Preferred Stock received by Berkshire Mortgage Advisors Limited Partnership on the Issue Date in exchange for the tender of the 10,000 shares of beneficial interest of each of Krupp Government Income Trust and Krupp Government Income Trust II owned by it immediately prior to the Issue Date, divided by (ii) the total number of shares of Series A Preferred Stock outstanding on the Issue Date.

        "INITIAL CLASS B HOLDER" shall mean KRF Company, L.L.C., a Delaware limited liability company.

        "INITIAL CLASS B PARTIES" shall mean the Initial Class B Holder, the KRF Individuals and the KRF Related Parties.

        "INVESTMENT COMPANY ACT EVENT" shall mean that the Corporation has received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), that because of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by a legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Corporation is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change in law became effective after the Issue Date.

        "IRS" shall mean the Internal Revenue Service.

        "ISSUE DATE" shall mean the date on which the exchange offers described in the Corporation's Prospectus relating to the issuance of the Series A Preferred Stock is consummated.

        "JUNIOR STOCK" has the meaning given it in Section 6.7.6.

        "KRF INDIVIDUAL" shall mean each individual (as such term is defined pursuant to section 542(a)(2) of the Code) who Beneficially Owns any shares of Capital Stock owned by the Initial Class B Holder.

        "KRF RELATED PARTY" shall mean each Person, other than the Initial Class B Holder and each KRF Individual, whose Beneficial Ownership of shares of Capital Stock causes the number of shares of Capital Stock Beneficially Owned by any KRF Individual to increase.

        "MARKET PRICE" on any date shall mean the Closing Price on the Trading Day immediately preceding such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the AMEX or, if the applicable class or series of Capital Stock is not listed or admitted to trading on the AMEX, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the applicable class or series of Capital Stock is listed or admitted to trading or, if the applicable class or series of Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use, or if the applicable class or series of Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the applicable class or series of Capital Stock selected by the Board of Directors, or if no such market maker exists, as determined in good faith by the Board of Directors.

        "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

        "OPERATING PARTNERSHIP" shall mean Berkshire Income Realty-OP, L.P., a Delaware limited partnership.

        "OPERATING PARTNERSHIP AGREEMENT" shall mean the agreement of limited partnership of the Operating Partnership, dated as of July 22, 2002, as such agreement has been or in the future may be amended, modified or restated from time to time. A copy of the Operating Partnership Agreement shall be available for inspection at the office of the Secretary at the corporate headquarters of the Corporation.

        "OWNERSHIP LIMIT" shall mean, (i) for any Person other than the Initial Class B Parties, 4.9% of the number of the outstanding shares of any class or series of Capital Stock and (ii) for the Initial Class B Parties, (A) 100% of the number of the outstanding shares of Class B Common Stock and (B) that percentage of the number of the outstanding shares of Series A Preferred Stock equal to the Exchange Percentage.

        "PARITY STOCK" has the meaning given it in Section 6.7.6.

        "PERSON" shall mean (a) an individual, corporation, partnership, estate, trust (including a trust qualified under section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity and (b) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

        "PREFERRED STOCK" has the meaning given it in Section 6.1.

        "PURPORTED BENEFICIAL TRANSFEREE" shall mean, with respect to any purported Transfer of shares of Capital Stock or other event which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Capital Stock, if such Transfer or other event had not resulted in a conversion of any such shares of Capital Stock into such Excess Stock pursuant to Section 7.1.3 (or in the event the provisions of paragraphs (b)-(e) of Section 7.1.1 are in effect, had been valid under
Section 7.1.1.) The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

        "PURPORTED RECORD TRANSFEREE" shall mean, with respect to any purported Transfer of shares of Capital Stock or other event which results in Excess Stock, the Person that would have been the record holder of the shares of Capital Stock if such Transfer or other event had not resulted in a conversion of any such shares of Capital Stock into such Excess Stock pursuant to Section
7.1.3 (or in the event the provisions of paragraphs (b)-(e) of Section 7.1.1 are in effect, had been valid under Section 7.1.1.)

        "REIT" shall mean a real estate investment trust within the meaning of the Code.

        "REDEMPTION PRICE" has the meaning given it in Section 6.7.4.

        "RESTRICTION TERMINATION DATE" shall mean the first day after the Issue Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

        "SENIOR STOCK" has the meaning given it in Section 6.7.6.

        "SERIES A PREFERRED STOCK" has the meaning given it in Section 6.7.1.

        "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation.

        "SUBSIDIARY" has the meaning given it in Section 7.1.1(e).

        "SUCCESSOR SECURITIES" shall mean any securities that the Series A Preferred Stock has been substituted for pursuant to an event described in
Section 6.7.7(d).

        "TAX EVENT" means that the Corporation has received an opinion of nationally recognized independent tax counsel experienced in such matters that there is more than an insubstantial risk that the Corporation does not qualify, or within 90 days of the date of such opinion would no longer qualify, as a REIT under the Code for any reason whatsoever, PROVIDED, HOWEVER, that a Tax Event will not include the voluntary election by the Board of Directors to terminate the Corporation's status as a REIT for federal income tax purposes.

        "TRADING DAY" shall mean a day on which the principal national securities exchange on which the applicable class or series of Capital Stock is listed or admitted to trading is open for the transaction of business or, if the applicable class or series of Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

        "TRANSFER" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of a direct or indirect interest in a share of Capital Stock (including without limitation (i) the granting of any option (including, but not limited to, an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock or (ii) the issuance, sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities which results in a change in the Beneficial Ownership or Constructive Ownership of shares of Capital Stock). The terms "Transfers" and "Transferred" shall have correlative meaning.

        "TRUST" shall mean the applicable trust created pursuant to Section
7.2.1.

        "TRUSTEE" shall mean the trustee for the Trust, and any successor trustee in each case appointed by the Corporation, meeting the requirements of
Section 7.2.1.

        THIRD:        The amendment to and restatement of the Charter as herein
above set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH:       The current address of the principal office of the
Corporation is as set forth in Article 4 of the foregoing amendment and restatement of the Charter.

        FIFTH:        The name and address of the Corporation's current resident agent is as set forth in Article 4 of the foregoing amendment and restatement of the Charter.

        SIXTH:        The number of directors of the Corporation and the names
of those currently in office are as set forth in Article 5 of the foregoing amendment and restatement of the Charter.

        SEVENTH:      The total number of shares of stock which the Corporation
had authority to issue immediately prior to this amendment and restatement was 100,000 shares of Common Stock, $.01 par value, all of one class. The aggregate par value of all shares of stock having par value was $1,000.

        EIGHTH:       The total number of shares of stock which the Corporation
has authority to issue pursuant to the foregoing amendment and restatement of the charter is 30,000,000, consisting of 10,000,000 shares of Common Stock, $.01 par value per share, of which 5,000,000 shares are designated as Class A Common Stock and 5,000,000 shares are designated as Class B Common Stock; 5,000,000 shares of Preferred Stock, $.01 par value per share, of which 5,000,000 shares are designated as __% Series A Cumulative Redeemable Preferred Stock; and 15,000,000 shares of Excess Stock, of which 5,000,000 shares are designated as Excess Class A Common Stock, 5,000,000 shares are designated as Excess Class B Common Stock and 5,000,000 shares are designated as Excess Series A Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $300,000.

        NINTH:        The undersigned President acknowledges these Articles of
Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 2002.

ATTEST:                                 BERKSHIRE INCOME REALTY, INC.

                                        By:
-----------------------------------        -------------------------------------
           Secretary
                                                      President

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